Exhibit 10.19
PATRIOT COAL CORPORATION
Management Annual Incentive Compensation Plan
     1. Purpose. The purpose of the Patriot Coal Corporation Management Annual Incentive Compensation Plan (the “Plan”) is to provide key employees of Patriot Coal Corporation (“Patriot”) and its affiliates with annual incentive compensation based on the level of achievement of Patriot, business unit, and individual financial and other performance criteria. The Plan is intended to focus the interests of key employees in, and reward for the achievement of, the key measures of Patriot’s success and increasing shareholder value.
     Patriot is a fully-owned subsidiary of Peabody Coal Company (“Peabody”). Peabody intends to spin off Patriot into a separate publicly-owned company (the “Spinoff”) through a distribution of Patriot’s stock to designated Peabody shareholders.
     2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
     “Administrator” shall mean the Administrator serving in accordance with Section 8.
     “Award” shall mean a cash payment made to a Participant pursuant to this Plan.
     “Board” shall mean the Board of Directors of the Company.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
     “Company” shall mean (i) prior to the effective date of the Spinoff, Peabody, and (ii) on and after the effective date of the Spinoff, Patriot.
     “Compensation Committee” shall mean the Compensation Committee of the Board, consisting of two (2) or more members of the Board all of whom are intended to be “non-employee directors” within the meaning of Section 16 of the Exchange Act and the regulations promulgated thereunder and “outside directors” within the contemplation of Section 162(m) of the Code; provided that, for purposes of Section 4(c), Compensation Committee shall mean the Compensation Committee of the Board of Directors of Patriot, the separate publicly-owned company.
     “Covered Employee” shall mean, as used with respect to an Award, a Participant who, as of the last day of the taxable year in which the value of the Award is includable in the Participant’s gross income for federal income tax purposes, is a “covered employee” within the meaning of Code Section 162(m).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

Patriot Coal Corporation
Management Annual Incentive Compensation Plan
     “Participant” shall mean any employee of Patriot, on or after the effective date of the Spinoff, who is eligible to participate in accordance with Section 3 of this Plan.
     “Performance-Based Exception” means the exemption in Code Section 162(m)(4)(C) for “performance-based compensation” from the one million dollar limit under Code Section 162(m) on deductible compensation.
     “Performance Period” shall mean any period of at least one year designated as a Performance Period by the Administrator.
     “Performance Target” shall mean an Award target that may be paid to a Participant with respect to a Performance Period if certain defined performance goals are achieved during the Performance Period.
     “Transition Date” shall mean the date of the first regularly scheduled shareholder meeting of Patriot that occurs more than twelve (12) months after the effective date of the Spinoff.
     3. Eligibility. The Participants in this Plan for any Performance Period shall be key employees of Patriot who are designated individually or by class to be Participants for any Performance Period by the Administrator.
     4. Awards.
     (a) The Administrator shall establish performance goals for each Performance Period. The performance goals may be based on organizational business criteria, such as stock price, sales, return on equity, return on assets, return on investment, book value, expense management, earnings per share, cash flow, net income, individual performance, EBITDA, safety performance, business unit and site accomplishments; individual performance criteria; or any combination of the foregoing. The Administrator shall define such criteria at the time it establishes the performance goals.
     (b) The Administrator shall also establish the Performance Target with respect to a Performance Period.
     (c) The payment of an Award shall be subject to achievement of the performance goals, as certified by the Administrator in its sole discretion in writing following the completion of the Performance Period.
     (d) The grant and payment of an Award under this Plan to a Participant the Administrator regards as likely to be a Covered Employee is intended to be exempt from the one million dollar limit on deductible compensation under Section 162(m) of the Code. Performance goals for the payment of an Award to a Participant who is a Covered Employee must be established by the Administrator within the time period prescribed under Section 162(m) of the

Patriot Coal Corporation
Management Annual Incentive Compensation Plan
Code for “performance-based compensation”. The Administrator shall also establish at such time, with respect to a Participant who is a Covered Employee, the Performance Target for the Performance Period. The Administrator shall have the power to impose any additional restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for the Performance-Based Exception.
     (e) Awards that will be paid under the Plan to Covered Employees prior to the Transition Date are intended to meet the Performance-Based Exception by satisfying the transition rule set forth in Treasury Regulations §162-27(f)(4)(iii) for compensation paid by a subsidiary that becomes a separate publicly-held corporation.
     5. Form of Payment. An Award shall be paid in the form of cash in a single lump sum payment.
     6. Time of Payment. An Award payable to a Participant for a Performance Period shall be paid in the calendar year following the calendar year in which the Performance Period ends (“Payment Date”), but no later than March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, except to the extent expressly otherwise required by an employment agreement by and between the Participant and Patriot, that the Participant is employed by Patriot on the Payment Date. Except to the extent expressly otherwise required by an employment agreement by and between the Participant and Patriot, if a Participant is not employed with Patriot on the Payment Date, such Award shall be forfeited.
     7. Other Conditions.
     (a) No person shall have any claim to an Award under the Plan, and there is no obligation of uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.
     (b) The establishment of a Performance Target or the granting of an Award under the Plan shall impose no obligation on Patriot or any affiliate to continue the employment of a Participant and shall not lessen or affect Patriot’s right to terminate the employment of such Participant.
     (c) No Participant may be granted cash Awards under the Plan to the extent that the maximum potential payout to such Participant under the Plan in any calendar year exceeds five million dollars ($5,000,000).
     8. Plan Administration.
     (a) The Administrator with respect to Awards granted to a Covered Employee shall mean the Compensation Committee. The Administrator with respect to Awards to Participants other than Covered Employees shall mean the Board, the Compensation Committee, or any person or committee authorized by the Board to establish compensation levels for such

Patriot Coal Corporation
Management Annual Incentive Compensation Plan
employees. The Administrator shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the Administrator shall be entitled to rely on opinions, reports or statements of employees of Patriot and its affiliates and its counsel, public accountants and other professional or expert persons.
     (b) The Plan shall be governed by the laws of the State of Delaware and applicable federal law.
     9. Modification or Termination of Plan. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.
     10. Effective Date. The Plan shall be effective as of the date the Board approves the Plan.
     11. Withholding Taxes. The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.
          The undersigned hereby certifies that this Plan was duly adopted by the Board at its meeting on October 12, 2007.

By:	/s/ Richard M. Whiting
	Name:	Richard M. Whiting
	Title:	President & Chief Executive Officer
	Date:	October 22, 2007